EXHIBIT 10.12

                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT made as of the 28th day of January 2004, by and between MediaBay Inc., a Florida corporation, with offices at 2 Ridgedale Avenue, Cedar Knolls, New Jersey 07927 (the "Company"), and Jeffrey A. Dittus residing at 600 Old Gulph Road, Penn Valley, Pennsylvania 19072 (the "Executive').

                              W I T N E S S E T H:

         WHEREAS, the Company is engaged in the audio book club, old time radio and spoken audio digital download businesses; and

         WHEREAS, the Company desires to employ the Executive; and

         WHEREAS, the Executive is willing to serve the Company on the terms and conditions herein provided.

         NOW, THEREFORE, in consideration of the promises and the respective covenants and agreements of the parties herein contained and intending to be legally bound hereby, the parties agree as follows:

         1. Recitals. The Whereas clauses recited above are hereby incorporated by reference as though they were fully set forth herein.

         2. Employment. The Company shall employ the Executive and the Executive shall serve the Company on the terms and conditions set forth herein.

         3. Term. The term of this Agreement shall commence on January 30, 2004 ("Effective Date") and shall end April 30, 2006 if not terminated earlier pursuant to the termination provisions contained herein (the "Term"). If either the Company or the Executive wish to extend or renew the term of this Agreement when it expires, then any such extension or renewal will be mutually agreed to in writing by the parties.

         4. Position and Duties. Subject to the terms set forth herein, the Executive shall be employed by the Company as Chief Executive Officer of MediaBay, Inc. His power and authority shall be and remain subject to the direction and control of the Board of Directors and the Chairman of the Company. The Executive shall have profit and loss responsibility for the Company and its subsidiaries (including Audio Book Club, Inc., Radio Spirits, Inc. and
MediaBay.com, Inc.) as well as operational and marketing oversight of the business and affairs of the Company and its subsidiaries, and any other businesses which the Company or its subsidiaries may acquire.

         5. During the Term, the Executive shall be required to devote his best efforts and spend his full time and attention, without other outside business interests or activities, in the performance of his duties and the Company's and its subsidiaries' business and affairs. The exceptions to this are the Executive's ongoing work as Founding Chairman of the Divine 9 Open, a charitable

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fund raiser for the Leukemia and Lymphoma Society and existing mandates that the
Executive has made the Chairman aware of that Kauri Capital LLC has not completed prior to the Effective Date, and outside investments that will not materially impact his duties as Chief Executive Officer.

         6. Compensation and Related Matters.

                  (a) Base Salary. For services rendered pursuant to this Agreement, the Company shall pay to the Executive an annual base salary of $225,000 in equal semi-monthly installments in arrears on the 15th and last day of each month subject to applicable withholding and other taxes. The base salary shall be increased to $250,000 per year upon consummation of a debt, equity, or combination of debt and equity financing of $10,000,000 or more prior to June 30, 2004 (as measured against the Company's balance sheet as of December 31, 2003).

                  (b) Bonus. The Executive will be eligible to receive a discretionary annual bonus to be determined by the Compensation Committee of the Board of Directors of the Company in its discretion. Eligibility for such bonus will be based upon a set of financial and non-financial objectives set by the Compensation Committee of the Board of Directors for each fiscal year (which ends on December 31). Executive must remain an employee through the end of the applicable fiscal year or he will not be eligible to receive any bonus. Determinations as to whether the Executive shall receive any bonus, including the determination as to whether objectives have been met, shall be made at the sole discretion of the Board. Any bonus awarded will be paid no later than April 15 of the following year.

                  (c) Expenses. The Executive shall receive prompt reimbursement for all reasonable travel and business expenses in connection with services performed hereunder in accordance with normal Company policy, as the same may be determined from time to time.

                  (d) Insurance and Employee Benefits. The Executive shall be eligible to receive such medical insurance and 401k benefits as are made available to all officers of the Company, subject to the general eligibility and participation provisions set forth in such plans. The Company reserves the tight to adopt, amend, or discontinue any employee benefit, plan, or program in accordance with then applicable law.

                  (e) Vacation. The Executive shall receive during each full year of his employment, three (3) weeks (fifteen working days) paid vacation. Unused vacation days shall not be carried forward into the following year and the Executive shall not receive any compensation for unused vacation.

                  (f) Stock Options. The Executive will be granted stock options to acquire one million five hundred thousand (1,500,000) shares of Common Stock in the Company pursuant to and in accordance with (and therefore subject to all terms and conditions of) the Company's Stock Option Plan. The Executive will receive these option grants pursuant to six separate option agreements. All six stock option awards will be granted on the Effective Date. The First Option with respect to Two Hundred and Fifty Thousand (250,000) shares shall vest on the 3 month anniversary of the Effective Date at a price per share of $0.99. The Second Option with respect to Two Hundred and Fifty Thousand (250,000) shares shall vest on the 6 month anniversary of the Effective Date at a price per share


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of $0.99.  The Third  Option  with  respect to Two  Hundred  and Fifty  Thousand
(250,000) shares shall vest on the 12 month anniversary of the Effective Date at a price per share of $1.55. The Fourth Option with respect to Two Hundred and Fifty Thousand (250,000) shares shall vest on the 18 month anniversary of the Effective Date at a price per share of $1.55. The Fifth Option with respect to Two Hundred Thousand (250,000) shares shall vest on the 24 month anniversary of the Effective Date at a price per share of $1.86. The Sixth Option with respect to Two Hundred Fifty Thousand (250,000) shares shall vest on April 30, 2006 at a price per share of $1.86.

                  (g) The Stock Options will vest in each instance as described above provided that the Executive is an employee of the Company at the time such vesting is to occur and they will expire five (5) years from the anniversary of the Effective Date. Such options will be on the terms and conditions as more specifically provided for in the Company's Stock Option Plan and a Stock Option Agreement dated as of the date hereof between the Company and the Executive in the form of Exhibit A hereto.

                  In the event the Executive is terminated Without Cause, the Stock Options shall vest on the same schedule as if the Executive was still an Employee until the date of Termination. In the event of a Change of Control, as defined herein, all of the Stock Options granted to the Executive shall immediately vest.

                  (h) Registration Statement. The Company will file with the Securities and Exchange Commission a registration statement on Form S-8 on or before February 9, 2005 covering the shares of Common Stock issuable upon the exercise of the stock options granted to the Executive pursuant to Section 5 (f) and (g) above.

         7. Non-Competition and Confidentiality Covenant.

                  (a) During the Term of this  Agreement and for a period of two
(2) years immediately following the termination of his employment, whether said termination is occasioned by the Company, the Executive or a mutual agreement of the parties, the Executive shall not, for himself or on behalf of any other person, persons, firm, partnership, corporation or company, (i) engage or participate in any activities which are competitive with the Company, at the time of Termination, and its subsidiaries including the audiobook, old-time radio and spoken audio digital download businesses and any businesses which are acquired by, merged with or transferred to the Company (the "Business"), (ii) solicit or attempt to solicit the business or patronage of any person, firm, corporation, company or partnership, which had previously been a customer, consultant or employee of the Company or its subsidiaries, for the purpose of engaging in the Business or (iii) solicit, engage or hire any individual who is then employed or was employed by the Company or its subsidiaries or is then a consultant or was a consultant for the Company or its subsidiaries.

                  (b) The Executive acknowledges and agrees that: all mailing lists; customer, member and prospect names; license or arrangement with publishers; front-end and back-end marketing performance; financial statements; operating system, database and other computer software, specific to the Company or its subsidiaries; and all information which is known by the Executive to be subject to a confidentiality agreement or obligation of confidentiality, even without a confidentiality agreement between the Company or a subsidiary of the Company and another person or party, shall be maintained by the Executive in a confidential manner and the Executive agrees that the Executive will not use such information to the detriment of the Company and its subsidiaries or


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disclose such information to any third party,  except as may be necessary in the course of performing  the  Executive's  job  responsibilities  or as required by
applicable  law.  The  Executive   further  agrees  that  these  obligations  of
confidentiality with respect to such information shall continue after the Executive ceases to be employed by the Company. Disclosure of the aforementioned information shall not be prohibited if such disclosure is directly pursuant to a valid and existing order of a court or other governmental body or agency provided, however, that (i) the Executive shall first have given prompt notice to the Company of any such possible or prospective order (or proceeding pursuant to which any such other may result), (ii) the Company shall have been afforded a reasonable opportunity to review such disclosure and to prevent or limit any such disclosure, and (iii) the Executive shall, if requested by the Company and at the Company's cost and expense, use his reasonable best efforts to prevent or limit any such disclosure by means of a protective order or a request for confidential treatment Confidential information shall not include information generally available to the public. The provisions of Section 7 are intended by the parties to survive and do survive termination or expiration of this Agreement

         8. Executive's Representation and Warranties.

                  (a) No Breach of Contract. Executive represents and warrants that the execution and delivery of this Agreement by the Executive and the performance of the Executive's obligations hereunder will not conflict with or breach any agreement, order or decree to which the Executive is a party or by which the Executive is bound.

                  (b) No Conflict of Interest. Executive warrants that Executive is not, to the best of Executive's knowledge and belief, involved in any situation that might create, or appear to create, a conflict of interest with Executive's loyalty to or duties for the Company.

                  (c) Notification of Materials or Documents from Other Employers. Executive further warrants that Executive has not brought and will not bring to the Company or use in the performance of Executive's responsibilities at the Company any materials or documents of a former employer that are not generally available to the public, unless Executive has obtained express written authorization from the former employer for their possession and use.

                  (d) Notification of Other Post-Employment Obligations. Executive also understands that, as part of Executive's employment with the Company, Executive is not to breach any obligation of confidentiality that Executive has to former employers, and Executive agrees to honor all such obligations to former employers during Executive's employment with the Company. Executive warrants that Executive is subject to no employment agreement or restrictive covenant preventing full performance of Executive's duties under this Agreement

                  (e) Indemnification for Breach; Survival. In addition to other remedies which the Company might have for breach of this Agreement, Executive agrees to indemnify and hold the Company harmless from any breath of the provisions of this Section 6. The terms of this Section 6 shall survive any termination of this Agreement.


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         9. Termination by the Company.

                  (a) General. The Company shall have the right to terminate this Agreement with or without Cause at any time during the term of this Agreement by giving written notice to the Employee. The termination shall become effective on the date specified in the notice, which termination date shall not be a date prior to the date fourteen (14) days following the date of the notice of termination itself, provided, however, that the termination of Executive may become effective on the date of the notice or on any date during the fourteen
(14) day period following the notice provided that the Company continues to pay the Employee's Base Salary during the fourteen-day period following the date of the notice. Upon termination, the Company shall immediately pay the Executive any reimbursable expenses owed to him and make available to the Executive the Cobra portion of his health care benefits.

                  (b) Cause. In the event that the Executive is terminated for Cause (as defined below), the Company shall pay the Executive any unpaid base salary due Executive through the date of termination and notice pay, if any, as provided in subparagraph (a) above. Executive shall not be entitled to any additional salary, bonus payments, severance, or other compensation.

                  (c) Without Cause. In the event that the Executive is terminated Without Cause, pursuant to this Section 9(c), in addition to paying the Executive through the date of termination and, if applicable, complying with subparagraph (a) above, provided Executive and the Company executes a full, general mutual release of claims against each other, the Company shall pay to the Executive severance compensation equal to a certain number of months (as defined below) of the Employee's Base Salary as of the date of termination, payable on the Company's regular payroll dates in accordance with normal payroll practices and subject to deductions as required by law. The number of months of severance shall be determined as follows: if the termination occurs within the first twenty-six (26) months of this Agreement, then the number of months of severance shall be the number of months worked by Executive hereunder subtracted from twenty-six (26).

                  (d) Cause Defined. For purposes of this Section 9, "Cause" shall mean that the Board of Directors has determined in its sole discretion that the Executive has engaged in any of the following: (i) any act or omission which constitutes a material breach of, or material failure or refusal to perform duties under this Agreement and any covenant or condition thereof, after notice of such and failure to cure the same within fifteen (15) business days;
(ii) any act constituting dishonesty, fraud, immoral or disreputable conduct which is materially harmful to the Company or its reputation; (iii) any conviction of a felony under applicable law; (iv) refusal to abide by or implement a lawful directive of the Board of Directors after notice of such and failure to cure the same within fifteen business days; or (vi) gross negligence or gross misconduct of the Executive.

         10. Termination by the Employee.

                  (a) General. The Executive may terminate this Agreement at any time, with or without Good Reason (as defined below), by giving at least thirty days' written notice to the Company. Any such termination shall become effective on the date specified in such notice, provided that if the Executive gives more than thirty (30) days written notice the Company may elect to have such termination become effective on any date on or after the thirtieth (30th) day after the date of the notice and prior to the date specified in the notice. Notwithstanding the foregoing, at the option of the Company, the termination of Executive's employment may become effective on any date on or after the date of


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the notice  upon notice to the  Executive  by the Company and the payment by the
Company of the Executive's base salary during the thirty-day period following the date of Executive's notice of termination of employment. Upon termination, the Company shall immediately pay the Executive any reimbursable expenses owed to him and make available to the Executive the Cobra portion of his health care benefits.

                  (b) Without Good Reason. In the event that the Executive terminates his employment without Good Reason (as defined below), the Company shall pay the Executive any unpaid base salary due Executive through the date of termination and notice pay, if any, as provided in subparagraph (a) above. Executive shall not be entitled to any additional salary, bonus payments, severance, or other compensation.

                  (c) Good Reason. In addition to any unpaid base salary due Executive through the date of termination and notice pay, if any, as provided in subparagraph (a) above, if such termination is for Good Reason, provided the Executive and the Company executes a full, general mutual release of claims against each other, the Company shall pay to the Executive severance compensation equal to a certain number of months (as defined below) of the Employee's base salary as of the date of termination, payable on the Company's regular payroll dates in accordance with normal payroll practices and subject to deductions as required by law. The number of months of severance shall be determined as follows: if the termination occurs within the first twenty-six
(26) months of this Agreement, then the number of months of severance shall be the number of months worked by Executive hereunder subtracted from twenty-six
(26).

                  (d) Good Reason Defined. For purposes of this Agreement, "Good Reason" shall mean:

                           (i) any reduction in the  Employee's  Base Salary not
agreed to by the Employee; or

                           (ii) a material adverse change made by the Company in
the Executive's core functions, duties or responsibilities that would constitute a demotion and that is not agreed to by the Employee; or

                           (iii) a requirement that the Executive relocate to an
office more than 75 miles from the office of the Company at which the Executive spends the majority of his time on the date of relocation without Executive's consent.

provided however, that any actions taken by the Company to accommodate a disability of the Executive or pursuant to the Family and Medical Leave Act shall not be a Good Reason for purposes of this Agreement and provided further, in each such event listed in (i) through (iii) above, the Executive shall give the Company notice thereof which shall specify in reasonable detail the circumstances constituting Good Reason, and there shall be no Good Reason with respect to any such circumstances if cured by the Company within thirty (30) days after such notice.

         11. Change of Control. For purposes of this Agreement a "Change of Control" shall be deemed to occur, unless previously consented to in writing by the Executive, and only if the Executive is not offered continued employment under terms substantially similar to this Agreement, upon (i) the actual


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acquisition  of fifty  percent  (50%) or more of the  voting  securities  of the
Company by any company or entity or affiliated group of companies or entities (other than pursuant to a bona fide underwriting agreement relating to a public distribution of securities of the Company) not affiliated with the Executive or Norton Herrick and/or any of their affiliates or family members, (ii) the completion of a tender or exchange offer for more than fifty percent (50%) of the voting securities of the Company by any company or entity or affiliated group of companies or entities not affiliated with the Executive or Norton Herrick and/or any of their affiliates or family members, (iii) the completion of a proxy contest against the management for the election of a majority of the Board of Directors of the Company if the group (other than a group which includes Norton Herrick and/or any of his affiliates or family members) conducting the proxy contest owns, has or gains the power to vote at least fifty percent (50%) of the voting securities of the Company, (iv) a merger or consolidation in which the Company is not the surviving entity or (v) a sale of all or substantially all of the assets of the Company.

         12. Termination by Death or Disability of the Executive.

                  (a) Death. In the event of the Executive's death during the term of this Agreement, all obligations of the parties hereunder shall terminate immediately, and the Company shall pay to the Executive's legal representatives the Base Salary (and any earned bonuses) due the Executive through the day on which Executive's death shall have occurred.

                  (b) Disability. Subject to applicable state and federal law, the Company shall at all times have the right, upon written notice to the Executive, to terminate this Agreement based on the Executive's Disability (as defined below). Upon any termination pursuant to this Section, the Company shall pay to the Executive any unpaid Base Salary through the effective date of termination specified in such notice. The Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however to the provisions hereof). Termination by the Company of the Executive's employment based on "Disability" shall mean termination because the Executive is unable to perform the essential functions of Executive's position with or without accommodation due to a disability (as such term is defined in the Americans with Disabilities Act) for six consecutive months. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act and other applicable law.

         13. Termination by Mutual Consent. If at any time during the term of this Agreement the parties by mutual consent decide to terminate this Agreement, they shall do so by separate agreement setting forth the terms and conditions of such termination.

         14. Indemnification. To the maximum extent permitted under the corporate laws of the State of Florida, (a) the Executive shall be indemnified and held harmless by the Company, as provided under such corporate laws for any and all actions taken or matters undertaken, directly or indirectly, in the performance of his duties and responsibilities under this Agreement or otherwise on behalf of the Company, provided the Executive did not act wantonly or recklessly or was not grossly negligent or engaged in willful misconduct, and
(b) without limiting clause (a), the Company shall indemnify and hold harmless the Executive from and against (i) any claim, loss, liability, obligation, damage, cost, expense, action, suit, proceeding or cause of action (collectively, "Claims") arising from or out of or relating to the Executive's acting as an officer, director, employee or agent of the Company or any of its


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affiliates  or  in  any  other  capacity,  including,  without  limitation,  any fiduciary capacity, in which the Executive serves at the request of the Company,
and  (ii)  any  cost  or  expense  (including.   without  limitation,  fees  and
disbursements of counsel) (collectively, "Expenses") incurred by the Executive in connection with the defense or investigation thereof. If any Claim is asserted or other matter arises with respect to which the Executive believes in good faith the Executive is entitled to indemnification as contemplated hereby, the Company shall, at its election) to be determined in its sole and absolute discretion, either assume the defense or investigation of such Claim or matter or pay the Expenses incurred by the Executive in connection with the defense or investigation of such Claim or matter, when and as incurred, provided that the Executive shall reimburse the Company for such amounts, plus simple interest thereon at the then current Prime Rate as in effect from time to time, compounded annually, if the Executive shall be found, as finally judicially determined by a court of competent jurisdiction, not to have been entitled to indemnification hereunder.

This Indemnification shall survive the Termination of this Agreement.

         15. Governing Law. Except as preempted by federal law, this Agreement shall be executed, construed and performed in accordance with the laws of the State of New Jersey without reference to conflict of laws principles. The parties agree that the venue for any dispute hereunder will be the state or federal courts in New Jersey and the parties hereby agree to the exclusive jurisdiction thereof.

         16. Binding Agreement. This Agreement and all rights and obligations hereunder shall inure to the benefit of and be enforceable by the parties and their personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees and assigns, including without limitation any successor to the Company whether by merger, consolidation, sale of stock or otherwise.

         17. Notice. For the purpose of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally, or by private overnight courier or mail service, postage prepaid or (unless otherwise specified) mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:   To his home address as listed in Company records at the
                       time notice is given
If to the Company:     To its corporate headquarters at the time notice is
                       given, "Attention: Board of Directors"

or to such other address as the parties may furnish to each other in writing. Copies of all notices, demands and communications shall be sent to the home addresses of all members of the Board of Directors of the Company.


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         18. Waiver and Modification.

                  (a) No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the parties hereto, provided, however, that this Agreement may be modified, waived or discharged by mutual agreement in writing.

                  (b) No delay, waiver, omission or forbearance (whether by conduct or otherwise) by any party hereto at any time to exercise any right, option, duty or power arising out of breach or default by the other party of any of the terms, conditions or provisions of this Agreement to be performed by such other party shall constitute a waiver by such party or a waiver of such party's rights to enforce any right, option or power as against the other party or as to subsequent breach or default by such other party, and no explicit waiver shall constitute a waiver of similar or dissimilar terms, provisions or conditions at the same time or at any prior or subsequent time.

         19. Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and, in the event that any one or more of the words, phrases, sentences, clauses, provisions, sections or articles contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, provisions or provisions, section or sections or article or articles had not been inserted and the remainder of this Agreement shall remain in full force and effect.

         20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         21. Entire Agreement. This Agreement and the Confidential Information, Inventions Assignment, Non-Solicitation and Non-Competition Agreement attached hereto contains the entire understanding of the Company and the Executive with respect to the subject matter hereof. This Agreement supersedes all prior agreements and understandings whether written or oral between the Executive and the Company with respect to such subject matter, and there are no restrictions, agreements, promises, warranties or covenants other than those stated in this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date shown below effective as of the date first written above.

                                        "COMPANY"

Date Signed: January 28, 2004           MEDIABAY, INC., a Florida corporation


                                        By: /s/ John Levy
                                            -----------------------------------
                                        Printed Name: John F. Levy
                                                      -------------------------
                                        Title: Vice Chairman and CFO

                                        "EXECUTIVE"


Date Signed: January 28, 2004           /s/ Jeffrey A. Dittus
                                        ---------------------------------------
                                        Jeffrey A. Dittus



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